Exhibit 3.4

ARTICLES OF INCORPORATION

OF

REAL GOODS SOLAR, INC.

ARTICLE I

NAME

The name of the Corporation shall be Real Goods Solar, Inc.

ARTICLE II

CORPORATE PURPOSE

The nature of the business of the Corporation and the objects and purpose to be transacted, promoted, and carried on by it are to engage generally in any lawful business.

ARTICLE III

DURATION

The Corporation shall have perpetual existence.

ARTICLE IV

SHARES OF STOCK

A.           Authorized Capital Stock. The aggregate number of shares that the Corporation shall have authority to issue is two hundred fifty million (250,000,000), consisting of one hundred fifty million (150,000,000) shares of Class A Common Stock, par value $.0001 per share, fifty million (50,000,000) shares of Class B Common Stock, par value $.0001 per share, and fifty million (50,000,000) shares of Preferred Stock, par value $.0001 per share (the “Preferred Stock”). The Class A Common Stock and Class B Common Stock are sometimes referred to in these Articles as the “Common Stock”. References to these “Articles” shall be understood to mean these Articles of Incorporation as set forth herein and as amended from time to time hereafter in accordance with the provisions of these Articles and of applicable law.

B.           Preemptive Rights. Unless subsequently granted by the Board of Directors, shareholders of the Common Stock of the Corporation shall not have the preemptive right to acquire unissued shares or securities convertible into such shares or carrying a right to subscribe to or acquire shares. Such provisions shall apply to both shares outstanding and to newly issued shares.

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C.           Dividends. No dividends or any other distribution may be paid or declared or set aside for Class B Common Stock unless an equal amount is paid or declared or set aside for the Class A Common Stock, and no dividends or any other distribution may be paid or declared or set aside for Class A Common Stock unless an equal amount is paid or declared or set aside for the Class B Common Stock. In the case of dividends or other distributions payable in Common Stock of the Corporation or any of its subsidiaries, such distributions or dividends shall be in the same proportion with respect to each class of Common Stock, but only shares of Class A Common Stock (or common stock of a subsidiary which shall be identical in all material respects to Class A Common Stock) shall be distributed with respect to Class A Common Stock and only shares of Class B Common Stock (or common stock of a subsidiary which shall be identical in all material respects to Class B Common Stock) shall be distributed with respect to Class B Common Stock. In the case of any combination or reclassification of Class A Common Stock, the shares of Class B Common Stock shall also be combined or reclassified so that the relationship between the number of shares of Class B Common Stock and Class A Common Stock outstanding immediately following such combination or reclassification shall be the same as the relationship between the Class B Common Stock and the Class A Common Stock immediately prior to such combination or reclassification.

D.           Voting. Each holder of Class A Common Stock shall have one (1) vote on all matters submitted to shareholders for each share of Class A Common Stock standing in the name of such holder on the books of the Corporation. Each holder of Class B Common Stock shall have ten (10) votes on all matters submitted to shareholders for each share of Class B Common Stock standing in the name of such holder on the books of the Corporation. Except as otherwise provided in these Articles or as otherwise provided by law, all shares of Common Stock of the Corporation entitled to vote shall vote as a single group on all matters submitted to the shareholders. Following the initial issuance of shares of Class B Common Stock, the Corporation may not issue any additional shares of Class B Common Stock (except in connection with stock splits and stock dividends) and the provisions of these Articles relating to the rights of the Class B Common Stock may not be amended unless and until such action is authorized by the holders of a majority of the voting power of the shares of Class A Common Stock and of Class B Common Stock entitled to vote, each voting separately as a class. In the election of directors, cumulative voting shall not be allowed.

E.            Quorum and Voting Requirements. At all meetings of the shareholders, the holders of a majority of the votes eligible to be cast shall constitute a quorum. The provisions of Section 7-107-206 of the Colorado Business Corporation Act shall govern voting requirements for shareholders. Any action required or permitted by Articles 101 to 117 of the Colorado Business Corporation Act to be taken at a shareholders’ meeting may be taken without a meeting if shareholders holding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all of the shares entitled to vote thereon were present and voted consent to such action in writing.

F.            Liquidation. In the event of either an involuntary or a voluntary liquidation or dissolution of the Corporation, the holders of Class A and Class B Common Stock shall share ratably all assets and surplus funds of the Corporation available for distribution to the holders of Common Stock.

G.           Provisions Relating to Transfer of the Class B Common Stock.

1.            Permitted Transfers. The holder of record of Class B Common Stock (a "Class B Holder") may transfer all or any part of the shares of Class B Common Stock held by it provided, that the Corporation shall not effect such transfer unless the Class B Holder shall have elected in writing either (i) to transfer such shares as shares of Class B Common Stock or (ii) to convert such shares into shares of Class A Common Stock simultaneously with such transfer in accordance with the terms of Section H of this Article IV. No change in control, merger, consolidation, reorganization or similar transaction affecting a Class B Holder that is a corporation or partnership shall be deemed to be a transfer of the shares of Class B Common Stock.

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2.            Pledge. A Class B Holder may pledge such holder’s shares of Class B Common Stock to a pledgee pursuant to a bona fide pledge of such shares as collateral security for indebtedness due to the pledgee, provided that such shares shall not be transferred to or registered in the name of the pledgee and shall remain subject to the provisions of this Section G. In the event of foreclosure or other similar action by the pledgee, such pledged shares of Class B Common Stock may only be transferred pursuant to the terms of Section G(1) hereof.

3.            Record Holder. Shares of Class B Common Stock shall not be registered in “street” or “nominee” name. The Corporation shall note on the certificates for shares of Class B Common Stock the restrictions on transfer imposed by this Section G.

H.           Conversion Rights. Subject to the terms and conditions of this Section H, each share of Class B Common Stock shall be convertible at any time or from time to time at the option of a Class B Holder into one (1) share of Class A Common Stock. At any time when the holders of a majority of the outstanding shares of Class B Common Stock approve the conversion of all or part of the Class B Common Stock into Class A Common Stock, then each outstanding share of Class B Common Stock designated for conversion shall be converted into one (1) share of Class A Common Stock as of the close of business on the date approved by the holders of a majority of the outstanding shares of Class B Common Stock.

1.            Conversion Procedure. A Class B Holder desiring conversion shall (a) surrender the certificate or certificates evidencing the Class B Common Stock being converted, duly endorsed by such Class B Holder to the Corporation or in blank or accompanied by proper instruments of transfer to the Corporation, and (b) give written notice to the Corporation that such Class B Holder elects to convert such Class B Holder’s Class B Common Stock. As soon as practicable after receipt of such notice and deposit of such certificate, the Corporation shall issue and deliver to the converting Class B Holder a certificate or certificates, or evidence of uncertificated shares, for the number of full shares of Class A Common Stock to which the Class B Holder shall be entitled pursuant to this Section H. Such conversion shall be deemed to have been made as of the close of business on the date upon which the Corporation receives such notice and deposit, and the person or persons entitled to receive the Class A Common Stock issuable upon conversion of such Class B Common Stock shall be treated for all purposes as the record holder or holders of such Class A Common Stock as of the close of business on such date.

2.            Reservation of Class A Common Stock. The Corporation shall at all times reserve and keep available, solely for the purpose of issuing Class A Common Stock upon conversion of the outstanding shares of Class B Common Stock, such number of shares of Class A Common Stock as shall be issuable upon the conversion of all such outstanding shares of Class B Common Stock. All shares of Class A Common Stock which shall be issued upon conversion of the shares of Class B Common Stock, will, upon issuance, be fully paid and nonassessable. All shares of Class B Common Stock converted into Class A Common Stock shall be cancelled and restored to the status of authorized but unissued shares of Class B Common Stock.

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I.             Preferred Stock. The Board of Directors is expressly authorized, at any time and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series or classes, with such designations, preferences, limitations and relative rights as shall be expressed in articles of amendment to these Articles, which shall be adopted by the Board of Directors and shall be effective without shareholder action, as provided in Section 7-106-102 of the Colorado Business Corporation Act; provided, however, that the Board of Directors shall not issue or authorize any voting Preferred Stock without the consent or approval of a majority of the Class B Common Stock.

ARTICLE V

DIRECTORS

The number of persons constituting the Board of Directors of the Corporation shall be fixed by the Bylaws of the Corporation. Directors need not be residents of the State of Colorado or shareholders of the Corporation and shall exercise all the powers conferred on the Corporation by these Articles and by the laws of the State of Colorado.

ARTICLE VI

INDEMNIFICATION

The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives ) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors or the shareholders representing a majority of the Common Stock. The right to indemnification conferred by this Article VI shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article to the directors and officers of the Corporation.

The rights to indemnification and to the advance of expenses conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under these Articles, the Bylaws of the Corporation, any statute, agreement, vote of shareholders or disinterested directors or otherwise.

Any repeal or modification of this Article by the shareholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

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ARTICLE VII

LIMITATION ON DIRECTOR’S LIABILITY

A director’s personal liability to the Corporation or its shareholders is limited to the fullest extent permitted by the Colorado Business Corporation Act, as amended from time to time. Any limitation on liability in effect prior to the date of these Articles shall remain in full force and effect. Any repeal or modification of this Article VII shall not adversely affect any right or protection of a director hereunder existing at the time of such repeal or modification.

ARTICLE VIII

OFFICES

A.           Registered Agent. The street address of the initial registered office of the Corporation is 1560 Broadway, Denver, Colorado 80202. The name of its initial registered agent at such address is Corporation Service Company.

B.           Principal Office. The address of the Corporation’s initial principal office is 360 Interlocken Boulevard, Broomfield, Colorado 80021.

ARTICLE IX

INCORPORATOR

The name and mailing address of the sole incorporator and the individual causing these Articles to be delivered for filing are Thomas R. Stephens, 1899 Wynkoop Street, Suite 800, Denver, Colorado 80202.

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